Exhibit 23
Consent of Independent Registered Public Accounting Firm
Solar Power, Inc.
Roseville, California
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-147246) of Solar Power, Inc. of our report dated March 24, 2009, relating to the consolidated financial statements, which appear in this Form 10-K.
/s/ Macias Gini & O’Connell LLP
Macias Gini & O’Connell LLP
Sacramento, California
March 24, 2009